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                                                                   EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT

      PEM International, Ltd., incorporated under the laws of the State of Delaware, is 100% owned by Registrant.

      PEM Management, Inc., incorporated under the laws of the State of Delaware, is 100% owned by Registrant.

      PEM Investments, Inc., incorporated under the laws of the State of Delaware, is 100% owned by Registrant.

      PEM World Sales, Ltd., incorporated under the laws of Bermuda, is 100% owned by Registrant.

      PEM International (Singapore) Pte Ltd., incorporated under the laws of the State of Delaware, is 100% owned by Registrant.